2451 N. McMullen Booth Road Suite.308 Clearwater, FL 33759 855.334.0934 Toll free

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this amended Form S-1 of our audit report dated November 28, 2014 relative to the consolidated financial statements of Eye on Media Network, Inc. as of August 31, 2014 and 2013 and for the period from inception (January 18, 2013) through August 31, 2013 and the year ended August 31, 2014.

We also consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" in such Registration Statement.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

Clearwater, Florida

March 23, 2015